EXHIBIT 23.2



                     Consent of Independent Auditors


The Board of Directors
Delta Petroleum Corporation

We consent to the use of our report dated October 5, 2001 relating to the consolidated balance sheets of Delta Petroleum Corporation and subsidiary (the Company) as of June 30, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended June 30, 2001 incorporated by reference herein and to the reference to our firm under the heading "Experts" in the registration statement.



                                    /s/ KPMG LLP
                                    KPMG LLP

Denver, Colorado
July 1, 2002